Schedule I

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
MUFG Union Bank, N.A.

Effective Date: December 1, 2020

Names of Funds

ABR 75/25 Volatility Fund
ABR Dynamic Blend Equity & Volatility Fund
ABR 50/50 Volatility Fund
Acuitas US Microcap Fund
Baywood SociallyResponsible Fund
Baywood ValuePlus Fund
Dundas International Equity Growth Fund
Jaguar Global Property Fund

By: Forum Funds II	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

November 19, 2020	November 20, 2020
Date	Date